Exhibit 99.2

Curon Medical Provides Additional Information Regarding Ongoing Audit Committee Investigation and Financial Adjustments

FREMONT, Calif., August 18, 2004 — Curon Medical, Inc. (NASDAQ SC: CURN) announced today additional information as requested by the NASDAQ Stock Market regarding the ongoing internal investigation being conducted by the Company’s Audit Committee. As previously announced in the Company’s press release on August 17, 2004, the Committee’s ongoing investigation has included certain sales transactions. These transactions involved sales employees offering rights of return and exchange in violation of the Company’s revenue recognition policy, as well as a manufacturer’s representative making improper certification concerning sales that had not occurred. Based upon preliminary findings of the Audit Committee’s forensic accountants, the Company believes that the transactions occurred in the fourth quarter of 2003 and first quarter of 2004, resulting in improperly recognized revenue of less than $75,000 and $125,000, respectively.

The Company is also making an accounting adjustment resulting from an interpretation of Emerging Issues Task Force (EITF) Abstract No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” on its Form 10-Q for the quarter ending March 31, 2004. The accounting adjustment relates to the treatment of warrants for 905,625 shares of the Company’s stock that were issued in connection with its February 6, 2004 private sale of stock. The Company had previously recorded the value of the warrants to equity, but due to certain cash settlement provisions outside the Company’s control, the value of the warrants should have been recorded as a liability and subsequently marked to fair market value at the end of each reporting period. Changes in fair market value of the warrants will be recorded as a non-operating item in the statement of operations. This adjustment is expected to reduce the Company’s first quarter 2004 net loss by between $450,000 and $500,000, due to the decrease in the initial value of the warrant at the end of the first quarter.

Due to the ongoing nature of the Audit Committee’s investigation, the reporting periods affected and the financial impact of the transactions discussed above may change as further information becomes available.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca(R) System for the treatment of fecal incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include statements about the Audit Committee’s ongoing internal investigation, the impact on the Company’s revenues attributable to the transactions under investigation by the Audit Committee, the reporting periods impacted by these transactions, and the adjustment of the Company’s financials as a result of the change in accounting treatment for the Company’s issued warrants. Other risks are detailed from time to time in the Company’s SEC filings, including Forms 10-Q and 10-K. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.